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                                                                    Exhibit 23.2


                         Independent Auditors' Consent



The Board of Directors
PLD Asset Leasing Limited:

We consent to incorporation by reference in the registration statement (no. 333-5396) on Form S-3 of PLD Capital Asset (U.S.) Inc. of our report dated August 4, 1999, relating to the balance sheet of PLD Asset Leasing Limited as of December 31, 1997 and 1996, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1997 and the nine months ended December 31, 1996, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1998 of PLD Capital Asset (U.S.) Inc.


                                             Moore Stephens
                                             Chartered Accountants


Nicosia, Cyprus
August 27, 1999